Exhibit 5.1

Harney Westwood & Riegels Singapore LLP 138 Market Street #24-04 CapitaGreen Singapore 048946 Tel: +65 6800 9830 Fax: +65 6800 9831

29 October 2021

richard.griffiths@harneys.com

+65 6800 9836

054067.0001/RMG

Luckin Coffee Inc.

Cricket Square, Hutchins Drive

P.O. Box 2681

Grand Cayman KY1-1111

Cayman Islands

Dear Sir or Madam

Luckin Coffee Inc. (the Company)

We have acted as legal counsel in the Cayman Islands to the Company in connection with a registration statement on Form S-8 to be filed by the Company with the United States Securities and Exchange Commission (the Commission) on or about the date of this opinion (the Registration Statement) relating to the registration under the U.S. Securities Act of 1933, as amended, (the Securities Act) of up to 222,769,232 Class A Ordinary Shares with a par value of US$0.000002 each (the Class A Ordinary Shares) (and which are represented by the Company’s American depositary shares (ADSs), with each ADS representing eight (8) Class A ordinary shares of the Company) to be issued pursuant to the Company’s 2021 Equity Incentive Plan (the Plan).

For the purposes of giving this opinion, we have examined and relied upon copies of the following documents (which terms do not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto):

(a)	the Registration Statement; and

(b)	the Plan.

We have also reviewed (1) the currently adopted fifth amended and restated memorandum and articles of association of the Company, (2) the unanimous written resolutions of the directors of the Company dated 22 January 2021, the unanimous written resolutions of the compensation committee of the Company dated 22 January 2021, the minutes of a meeting of the board of directors of the Company held on 13 January 2021 which was attended by or on behalf of the joint provisional liquidators (collectively, the Resolutions), (3) the order of the Grand Court of the Cayman Islands (Cause No. FSD 157 of 2020 (ASCJ)) dated 15 July 2020, and (4) such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

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We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) the accuracy and completeness of all factual representations made in the Registration Statement, the Plan and other documents reviewed by us, (c) that the Resolutions have been passed by unanimous written resolutions, will remain in full force and effect and will not be rescinded or amended, (d) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein, (e) that upon issuance of any Class A Ordinary Shares by the Company pursuant to the Plan, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof, (f) the validity and binding effect under the laws of the United States of America of the Registration Statement and that the Registration Statement will be duly filed with the Commission, (g) that on the date of issuance of any of the Class A Ordinary Shares pursuant to the Plan, the Company will have sufficient authorised but unissued Class A Ordinary Shares, (h) that on the date of issuance of any award under the Plan, the Company will be able to pay its liabilities as they become due, (i) all options and awards granted under the Plan are or were duly authorised in accordance with the terms of the Plan and the number of options and awards granted under the Plan are or were within the limit provided under the Plan, and (j) the joint provisional liquidators have not revoked their approval of the Plan.

We express no opinion with respect to the issuance of Class A Ordinary Shares pursuant to any provision of the Plan that purports to require the Company to issue Class A Ordinary Shares following the commencement of a winding up or liquidation. We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands.

This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands as at the date of this opinion. This opinion is issued to the Company solely for the purposes of the filing of the Registration Statement and the issuance of the Class A Ordinary Shares by the Company and is not to be relied upon by any other person or in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

(a)	the Company is duly incorporated and existing under the law of the Cayman Islands; and

(b)	the Class A Ordinary Shares, when issued and paid for in accordance with the Plan, will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue or holding of such Class A Ordinary Shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully

/s/ Harney Westwood & Riegels Singapore LLP

Harney Westwood & Riegels Singapore LLP

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